Exhibit 99.1

Perma-Fix Announces Authorization to Repurchase Up To $3 Million of Common Stock

ATLANTA – October 12, 2011 — Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) a leading provider of nuclear waste treatment services, today announced that its board of directors has authorized a repurchase program of up to $3 million of the Company’s common stock.  The company may purchase common stock through open market and privately negotiated transactions at prices deemed appropriate by management.  The timing, the amount of repurchase transactions and the prices paid for the stock under this program will depend on market conditions as well as corporate and regulatory limitations, including blackout period restrictions.  The board approved the repurchase plan in consideration of the Company’s improved cash position and current market volatility.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: how the company may purchase its common stock and the timing and amount of such purchases.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; our cash position and price of our common stock; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2010 Form 10-K and Form 10-Q for quarters ended March 31, 2011 and June 30, 2011. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316